UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2013

Universal Truckload Services, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 16, 2013, Universal Truckload Services, Inc., or the Company, entered into to an employment agreement with its President, Donald B. Cochran, thereby replacing Mr. Cochran’s prior employment agreement with the Company dated September 13, 2008. Under the agreement, the Company has the option of extending the term for an additional two years, one year at a time. The employment agreement provides for an initial base salary of $422,276 per year, effective December 17, 2012, with a five percent increase in each subsequent year thereafter. In addition, Mr. Cochran is eligible to receive a discretionary bonus and other incentive compensation as approved by the Company’s Board of Directors or Compensation and Stock Option Committee from time to time. The agreement also provides Mr. Cochran fringe benefits provided by the Company to all of its employees in the normal course of business, including insurance coverage and reimbursement for all reasonable and necessary business expenses.

The term of the employment agreement is set to expire on December 17, 2016, unless Mr. Cochran’s employment relationship is terminated on an earlier date. The employment agreement will terminate upon the expiration of the term unless the Company exercises its option to extend or as is otherwise agreed to by the parties in writing.

Mr. Cochran’s employment will immediately terminate for just cause, which includes: conviction of a felony of moral turpitude or dishonesty. His employment may be terminated due to his medical disability (as described in the employment agreement) and by our board of directors without just cause. Mr. Cochran may voluntarily terminate his employment upon three months prior written notice. Pursuant to his employment agreement, if the Company terminates Mr. Cochran without cause, as defined in his employment agreement, he will continue to receive his then-current salary for the greater of 12 months or the remaining term of the agreement up to a maximum of 24 months. If the Company terminates him due to a medical disability which renders him unable to perform the essential functions of his employment, his compensation shall be continued for twelve months from the date of his disability, or through the end of the employment agreement, whichever comes first. Thereafter he will continue to receive any earned but unpaid bonus. Mr. Cochran has agreed not to compete with the Company for a one-year period following the end of his employment with us. If Mr. Cochran’s employment is terminated due to his death, his estate will be entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death.

Upon the termination of Mr. Cochran’s employment agreement, the Company has the right to retain him as an independent consultant under an exclusive consulting contract.

The foregoing summary of Mr. Cochran’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the text of the agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment agreement dated January 16, 2013, between the Company and Donald B. Cochran.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Date: January 18, 2013	/s/ David A. Crittenden
David A. Crittenden
Chief Financial Officer and Treasurer